Exhibit 77Q1(d)
LORD ABBETT INVESTMENT TRUST

	AMENDMENT TO
DECLARATION AND AGREEMENT OF TRUST

	The undersigned, being at least a
majority of the Trustees of Lord Abbett
Investment Trust, a Delaware statutory trust
(the"Trust") organized pursuant to a Declaration and Agreement of Trust dated August 16, 1993
(the "Declaration"), do hereby establish, pursuant to Section 5.3 of the Declaration, a new class of shares for fourteen of the Trust's series, including: Lord Abbett Convertible Fund,
Lord Abbett Core Fixed Income Fund, Lord Abbett
Core Plus Bond Fund, Lord Abbett Diversified
Equity Strategy Fund, Lord Abbett Floating Rate
Fund, Lord Abbett High Yield Fund, Lord Abbett
Income Fund, Lord Abbett Inflation Focused Fund,
Lord Abbett Multi-Asset Balanced Opportunity Fund,
Lord Abbett Multi-Asset Growth Fund, Lord Abbett
Multi-Asset Income Fund, Lord Abbett Short Duration
Income Fund, Lord Abbett Total Return Fund, and
Lord Abbett Ultra Short Bond Fund; such new class to be designated Class T of each series. Any variations as to purchase price,determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or class shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

	This instrument shall constitute an
amendment to the Declaration and shall be effective November 11, 2016.

	IN WITNESS WHEREOF, the
undersigned have executed this instrument this 3rd day of November, 2016.

/s/ Daria L. Foster
Daria L. Foster

/s/ Franklin W. Hobbs
Franklin W. Hobbs

/s/ E. Thayer Bigelow
E. Thayer Bigelow

/s/ James M. McTaggart
James M. McTaggart

/s/ Robert B. Calhoun, Jr.
Robert B. Calhoun, Jr.

/s/ James L.L. Tullis
James L.L. Tullis

/s/ Eric C. Fast
Eric C. Fast

/s/ Mark A. Schmid
Mark A. Schmid

/s/ Evelyn E. Guernsey
Evelyn E. Guernsey

/s/ Douglas B. Sieg
Douglas B. Sieg

/s/ Julie A. Hill
Julie A. Hill